                                                                       Exhibit 1

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A

                                       of

                            MATEWAN BANCSHARES, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                              ____________________


     We, DAN R. MOORE and PAULINE ROBERSON, being the President and Chief Executive Officer and the Vice President and Secretary, respectively, of Matewan BancShares, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Sections 103 and 151 thereof, DO HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation at a meeting duly called and held on November 14, 1995, and February 16, 1996, at which a quorum was present and acting throughout, duly adopted the following resolution creating a series of up to 1,000,000 shares of Preferred Stock, par value $1.00 per share, designated "Cumulative Convertible Preferred Stock, Series A":

     WHEREAS, the Corporation has authorized 1,000,000 shares of preferred stock, par value $1.00 per share; and

     WHEREAS, the Corporation wishes to issue up to 1,000,000 shares of its preferred stock to raise capital in connection with the financing of the Corporation's acquisition of 100% of the outstanding common stock of Bank One, Pikeville, N.A.; and

     WHEREAS, the Certificate of Incorporation of the Corporation authorize and empower the Board of Directors to establish the particular terms of the preferred stock.

     NOW, THEREFORE, BE IT

     RESOLVED, That pursuant to the power and authority granted to and vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates, authorizes and establishes a series of its preferred stock to be designated its "Cumulative Convertible Preferred Stock, Series A" (hereinafter referred to as the "Series A Preferred Stock") and shall consist of _________ shares, par value $1.00 per share. The Series A Preferred Stock shall be entitled to, and be subject to, the preferences, relative, participating, optional and other special rights, qualifications, limitations and restrictions, as follows:

     1.  Designation and number of shares of series.
         ------------------------------------------

     A series of Preferred Stock comprised of 690,000 shares is created, established and designated "Cumulative Convertible Preferred Stock, Series A."

     2.  Dividend rights.
         ---------------

     2.1 The Series A Preferred Stock of the Corporation shall be entitled to dividends payable at an annual rate of $____ per share and no more. Dividends will be cumulative from the date of issue and will be payable quarterly on March 15, June 15, September 15 and December 15 of each year commencing the quarter following the quarter in which such shares are issued. In the case of issuance of stock on or prior to March __, 1996, such dividends shall be cumulative from and after March __, 1996, and the initial dividend for the period commencing on March __, 1996 to and not including June 15, 1996, shall be payable on June 15, 1996. Dividends payable on the Series A Preferred Stock for any period less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four. Each such dividend will be payable to holders of record as they appear on the stock register of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors.

     2.2 In the event that full cumulative dividends on the Series A Preferred Stock have not been paid when due, the Corporation may not declare or pay any dividends or make other distributions (other than dividends payable in shares of the Corporation's common stock, par value $1.00 per share ("Common Stock") or other capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up, or options, warrants or rights to subscribe for or purchase such shares) on its Common Stock.

     2.3 Additionally, the Corporation may not declare or pay dividends on any other capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends, or purchases, redeem or otherwise acquire any shares of Series A Preferred Stock (other than with funds previously deposited in trust for the redemption of shares of Series A Preferred Stock pursuant to any sinking fund) or any other shares of capital stock of the Corporation ranking on a parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up).

     2.4 If there are any arrearages in dividends for any past quarterly dividend period on any series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends, or if dividends shall not have been paid or declared in full for the current quarterly period on all series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends to the extent that dividends on such other series of Preferred Stock are cumulative, any dividends paid or declared on the Series A Preferred Stock or on any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends shall be shared ratably by the holders of the Series A Preferred Stock and the holders of all such other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends on proportion to such respective arrearages and unpaid and undeclared current quarterly cumulative dividends.

     2.5 Subject to the foregoing provisions, such dividends and other distributions (payable in cash, property or stock junior to the Series A Preferred Stock) as may be determined by the Board of Directors may be declared and paid from time to time on the common stock or on any other stock junior to the Series A Preferred Stock, without any right of participation therein by the holders of Series A Preferred Stock.

     3.  Liquidation rights.
         -------------------

     3.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution is made to holders of Common Stock or any other class of the Corporation's capital stock ranking junior to the Series A Preferred Stock or any other class of the Corporation's capital stock ranking junior to the Series A Preferred Stock as to liquidation payments, liquidating distributions in an amount per share of the Series A Preferred Stock, of $25.00, which the Board of Directors hereby authorizes and empowers the Corporation's president and secretary to determine, plus accrued but unpaid dividends to but excluding the date of final distribution. Holders of the shares of the Series A Preferred Stock shall not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Corporation's capital stock ranking senior to the Series A Preferred Stock with respect to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

     3.2 If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to holders of the Series A Preferred Stock and any other preferred stock ranking on a parity with the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up, then such assets shall be distributed pro rata among the holders of the Series A Preferred Stock or any other such preferred stock.

     3.3 After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

     3.4 Neither a consolidation or merger of the Corporation with or into another corporation nor a merger of another company with or into the Corporation nor a sale, lease or conveyance of all or any part of the Corporation's property or business shall be considered a liquidation, dissolution, or winding up of the Corporation; however, any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be a liquidation, dissolution and winding up of the Corporation unless the preferences, limitations, rights and restrictions granted to or imposed upon the Series A Preferred Stock are not adversely affected by such reorganization.

     4.  Preemptive rights.
         -----------------

     4.1 The owners and holders of Series A Preferred Stock shall have no preemptive rights.

     5.  Redemption.
         ----------

     5.1 The Series A Preferred Stock shall not be subject to call for mandatory redemption by the Corporation, nor shall any holder thereof have the right to require redemption of the Series A Preferred Stock.

     5.2 The Corporation shall have, subject to any necessary approvals by the Board of Governors of the Federal Reserve, the right to redeem the Series A Preferred Stock, at its option, in whole, or in part, for cash on at least 30 but not more than 60 days' notice at any time from time to time on or after 36 months from the date of issuance. With respect to any such redemption, the Series A Preferred Stock shall be redeemable at the following redemption prices per share, together in each case with accrued but unpaid dividends to, but excluding, the date fixed for redemption, if redeemed during the 12-month period beginning on:

                                                      Redemption Price Per Share
              Year                                     of Convertible Preferred
              ----                                     ------------------------
Stock
-----
     _______, 1999                                          $
     _______, 2000                                          $
     _______, 2001                                          $
     _______, 2002                                          $
     _______, 2003                                          $
     _______, 2004                                          $
     _______, 2005 and thereafter                           $

     5.3 Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the redemption price; (iii) that the holder has the right to convert such shares into Common Stock until the close of business on the redemption date; (iv) the then-effective conversion rate and the place where certificates for such shares may be surrendered for conversion; (v) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (vi) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (vii) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends.

     At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the redemption price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the State of West Virginia and having capital surplus and undivided profits of at least $50 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series A Preferred Stock) notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of Paragraph 9 at any time prior to the close of business on the redemption date and the right of the holders thereof to receive out of the funds so deposited in trust the redemption price, without interest, upon such surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of Series A

Preferred Stock converted before the close of business on the redemption date shall be returned to the Corporation upon such conversion. Any funds so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the redemption price.

     5.4 If full cumulative dividends on the Series A Preferred Stock have not been paid, the Series A Preferred Stock may not be redeemed in part, and the Corporation may not purchase or acquire any shares of the Series A Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.

     5.5 If fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or on a pro rata basis or by any other method deemed by the Corporation to be equitable (with adjustment to avoid fractional shares).

     5.6 Any shares of the Series A Preferred Stock for which a notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption.

     6.  Status of Series A Preferred Stock repurchased or declassified.
         --------------------------------------------------------------

     Shares of Series A Preferred Stock repurchased or declassified as such by future resolution of the Board of Directors shall be deemed to be authorized but unissued shares of Preferred Stock undesignated as to series. Shares of Series A Preferred Stock exchanged for shares of any other class or series shall thereby be deemed to be cancelled and the number of shares of Preferred Stock which the Corporation is authorized to issue shall be correspondingly reduced.

     7.  Restrictions on certain action affecting Series A Preferred Stock.
         -----------------------------------------------------------------

     7.1 So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting separately as one class): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock (including any class or series of preferred stock) which ranks on a parity with the Series A Preferred Stock as to dividends upon liquidation, dissolution or winding up ("Parity Stock") unless the Certificate of Incorporation or certificate creating or authorizing such class or series provide that if in any case the stated dividends or amounts payable upon liquidation, dissolution or winding up are not paid in full on the Series A Preferred Stock and all outstanding shares of Parity Stock, the shares of all Parity Stock shall share ratably in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full, and on any distribution of assets upon liquidation, dissolution or winding up ratably in accordance with the sums which would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full, or (iii) amend, alter or repeal the provisions of the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such shares of Series A Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or any outstanding series of preferred stock or any other capital of the Corporation, or the creation and issuance of other series of preferred stock or any outstanding series of preferred stock or any other capital of the Corporation, or the creation and issuance of other series of preferred stock including Series A Preferred Stock, or of any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     7.2 The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

     8.  Voting Rights.  Holders of Series A Preferred Stock will not have any
         -------------
voting rights except as set forth in Section 7 or as otherwise from time to time expressly required by law.

     9.  Conversion rights.
         -----------------

     9.1 The holders of Series A Preferred Stock shall be entitled, at any time, to surrender shares of the Series A Preferred Stock for conversion into shares of common stock of the Corporation. Subject to the provisions set forth in this section, each share of Series A Preferred Stock surrendered hereunder shall be converted, as of the close of business on the date of such surrender, into ______ shares of common stock subject to adjustment as described in Section 9.4 (the "Conversion Rate").

     9.2 In order to convert shares of Series A Preferred Stock into common stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Transfer Agent for the common stock, and shall give written notice to the Corporation at said office that he elects to convert the same or part thereof. The Corporation as soon as practicable thereafter will issue and deliver at said office to such holder a certificate for the number of full shares of common stock to which he shall be entitled hereunder; however, such holder shall be treated for all purposes as the record holder of such common stock at the time as of which such conversion takes place as aforesaid.

     9.3 No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional interest in a share of Common Stock resulting from conversion will be paid in cash based on the current market price of Common Stock.

     9.4 The Conversion Rate shall be subject to adjustment from time to time as follows:

     (a) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock (or payable in certain rights or warrants entitling them to subscribe for common stock) at less than the current market price, then, as of such record date (or the date of such dividend distribution or subdivision if no record date is fixed) the Conversion Rate of the Series A Preferred Stock shall be appropriately increased so that the number of shares of common stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares of common stock.

     (b) If the number of shares of common stock outstanding at any time is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the conversation Rate for the Series A Preferred Stock shall be appropriately decreased so that the number of shares of common stock issuable on conversion of each of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of common stock.

     (c) In the event the Corporation shall declare a distribution payable in the Corporation's capital stock (other than common stock), evidences of indebtedness issued by the Corporation, assets (excluding cash dividends or distributions from retained earnings) or warrants or rights not referred to in Section 9.4(a), then, in each such case for the purpose of this section, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders or the number of shares of common stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock of the Corporation entitled to receive such distribution.

     9.5 No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least $.01 in the Conversion Rate then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     9.6 In the case of any consolidation or merger to which the Corporation is a party and as a result of which holders of Common Stock shall be entitled to receive securities, cash or other property with respect to or in exchange for such Common Stock, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any reclassification or change in outstanding shares of Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), there shall be no adjustment of the Conversion Rate, but the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property which such holder would have owned or have been entitled to receive immediately after such consolidation or merger, sale or conveyance or reclassification or change had such share been converted immediately prior to the effective date of such consolidation or sale or conveyance or reclassification or change. The adjustments described in this paragraph shall be subject to further adjustments as appropriate that shall be as nearly equivalent as may be practicable to the relevant adjustment provided for in the preceding paragraph and in this paragraph. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Common Stock includes shares of stock, securities or other property or assets (including cash) of any entity other than the successor or acquiring entity, as the case may be, in such consolidation, merger, sale or conveyance, then the Corporation shall enter into an agreement with such other entity for the benefit of the holders of Series A Preferred Stock that shall contain such provisions to protect the interests of such holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

     9.7 The Corporation shall at all times reserve and keep available, out of its authorized but unissued common stock or out of shares of common stock held in its Treasury, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the full number of shares of common stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the States of West Virginia and Delaware, increase the authorized amount of its common stock if at any time the authorized number of shares of common stock remaining unissued or available from Treasury shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock at the time outstanding.

     9.8 The Corporation will pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of shares of the Series A Preferred Stock pursuant to this Section 9. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of common stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such change in registration has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

     9.9 If any shares of common stock issuable upon conversion of the Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be lawfully issued upon conversion, then the Corporation shall, in good faith and as expeditiously as possible, endeavor to obtain such registration or approval, as the case may be, but shall not be required to issue such shares until the requisite registration or approval has been obtained.

     9.10 The Corporation reserves the right to make any adjustment in the Conversion Rate in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its stockholders shall not be taxable. Except as stated above, the Conversion Rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

     Upon conversion no adjustments will be made for accrued dividends and, therefore, shares of the Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares called for redemption on a date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date.

     9.11 In the case of any share of Series A Preferred Stock that is converted after any record date with respect to the payment of a dividend on the Series A Preferred Stock and on or prior to the date on which such dividend is payable by the Corporation (the "Dividend Due Date") the dividend due on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such shares as of such preceding record date notwithstanding such conversion. Shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any record date with respect to the payment of a dividend on the Series A Preferred Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date shall (except in the case of shares of Series A Preferred Stock which have been called for redemption on a redemption date within such period) be accompanied by payment in next-day funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Due Date on the share of Series A Preferred Stock being surrendered for conversion. The dividend with respect to a share of Series A Preferred Stock called for redemption on a redemption date during the period from the close of business on any record date with respect to the payment of a dividend on the Series A Preferred Stock next preceding any dividend Due Date to the opening of business on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such share on such dividend record date notwithstanding the conversion of such share of Series A Preferred Stock after such record date and prior to such Dividend Due Date, and the holder converting such share of Series A Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series A Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A Preferred Stock surrendered for conversion or on any dividends on the shares of Common Stock issued upon conversion.

     10.  Miscellaneous
          -------------

     10.1 The "current market price" of the Corporation's common stock, for purposes of this Designation, shall mean the average, for the ten trading days immediately preceding the date as of which "current market price" is to be determined, of (A) the median of the highest bid price and lowest ask price per share of the Corporation's common stock as reported by the Nasdaq National Market System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (B) if the Corporation's common stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price of no sale occurred, of the Corporation's common stock on the principal securities exchange on which the Corporation's common stock is listed. If the Corporation's common stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, "current market price" shall be determined in the manner set forth in clause (A) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (B) of the preceding sentence if actual transactions are reported. If none of the conditions set forth above is met, the "current market price" shall be the average of actual sale prices of the Corporation's common stock during the ten business days immediately preceding the date as of which "current market price" is to be determined.

     10.2 The shares of Series A Preferred Stock shall not have any relative or special rights and powers other than as set forth in this Designation and in the Certificate of Incorporation, as amended, of the Corporation.

     IN WITNESS WHEREOF, Matewan BancShares, Inc. has caused this certificate to be executed by its President and Chief Executive Officer and attested by its Vice President and Secretary this _____ day of __________________, 1996.

                                       MATEWAN BANCSHARES, INC.


                                       By _____________________________
                                          Dan R. Moore
                                          President and Chief Executive
                                            Officer



Attest:


By ___________________________
   Pauline Roberson
   Vice President and Secretary



ABB0B65A

CHASFS3:20801